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                                                                Exhibit 4(a)(ii)

                             ARTICLES OF AMENDMENT

                                     OF THE

                           ARTICLES OF INCORPORATION

                                       OF

                            PAUL HARRIS STORES, INC.


     The undersigned officer of Paul Harris Stores, Inc. (the "Corporation"), existing pursuant to the provisions of the Indiana Business Corporation Law, as amended (the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certifies the following facts:

                           ARTICLE I:   Amendment(s)

SECTION 1.  The date of incorporation of the Corporation is April 8, 1952.

SECTION 2. The name of the Corporation following this amendment to the Articles of Incorporation is Paul Harris Stores, Inc.

SECTION 3. The exact text of Article V of the Articles of Incorporation is now as follows:

          The total number of shares of capital stock ("Capital Stock") that the Corporation shall have authority to issue is TWENTY-ONE MILLION (21,000,000), consisting of TWENTY MILLION (20,000,000) shares of common stock without par value ("Common Stock"), of which 16,500,000 shares shall be Voting Common Stock (the "Voting Common Stock") and 3,500,000 shares shall be Nonvoting Common Stock (the "Nonvoting Common Stock"), and ONE MILLION shares of preferred stock without par value ("Preferred Stock").

SECTION 4.  The date of the amendment's adoption is July 6, 1993.

                   ARTICLE II:   Manner of Adoption and Vote

SECTION 1. Action by Directors: The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms and provisions of Article V of the Articles of Incorporation and directing a meeting of the Shareholders, to be held on July 6, 1993, allowing such Shareholders to vote on the proposed amendment. The resolution was adopted by vote of the Board of Directors at a meeting held on March 30, 1993, at which a quorum of such Board was present.

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SECTION 2.  Action by Shareholders:  The Shareholders of the Corporation
entitled to vote in respect of the Articles of Amendment adopted the proposed amendment. The amendment was adopted by vote of such Shareholders during the meeting called by the Board of Directors. The result of such vote is as follows:


     SHAREHOLDERS ENTITLED TO VOTE:         9,653,587
     SHAREHOLDERS VOTED IN FAVOR:           7,105,806
     SHAREHOLDERS VOTED AGAINST:              160,966

SECTION 3. Compliance with Legal Requirements: The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

     I hereby verify subject to the penalties of perjury that the statements contained herein are true this 6th day of July, 1993.



                              PAUL HARRIS STORES, INC.
                              By: /s/Gerald Paul
                                  --------------
                              Chairman of the Board and
                              Chief Executive Officer